CFC Insider Trading Policy
CFC Insider Trading Policy

Adopted: 7/22/2019
Approving Body: Board of Directors Date Approved: 07/23/2024 Version: 3.0
1.    Purpose
Coastal Financial Corporation (the “Company”) is a public company, the common stock of which is traded on the Nasdaq Global Select Market and registered under the Securities and Exchange Act of 1934, as amended. As a public company, the Company files periodic reports and proxy statements with the Securities and Exchange Commission (“SEC”). Investment by directors, officers and employees in Company common stock is generally desirable and encouraged. However, such investments should be made with caution and with recognition of the legal prohibitions against the use of confidential

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information by “insiders” for their own profit.
2.    Scope
As a director, officer or employee of a public company or one of its subsidiaries, you have the responsibility not to participate in the market for Company common Stock while in possession of material, inside information about the Company. There are harsh civil and criminal penalties if you wrongly obtain or use such material, inside information when you are deciding whether to buy or sell securities, or if you give that information to another person who uses it in buying or selling securities. If you buy or sell securities while in possession of material, inside information, you will not only have to pay back any profit you made, but you could be found guilty of criminal charges, and face substantial fines or even prison. Additionally, the Company could be held liable for your violations of insider trading laws.
In order to avoid these harsh consequences, the Company has developed the following guidelines to briefly explain the insider trading laws and set forth procedures and limitations on trading by directors, officers and employees. However, these guidelines do not address all possible situations that you may face. In addition, you need to review and understand the Company’s Policy on Fair Disclosure to Investors that describes your obligations regarding the selective disclosure of confidential information to ensure compliance with SEC Regulation FD, which requires “fair disclosure” of material, non-public information.
3.    Policy Statement
A.    Rules applicable to all directors, officers, and employees.
No director, officer or employee may trade any security, whether issued by the Company or by any other company, while in possession of “material inside information” about the issuer. Further, no director, officer or employee may disclose “material inside information” to any other person (including immediate family members, friends, or stockbrokers). It is usually safe to buy or sell stock after the information is publicly announced, as long as you do not know of other material information that has not yet been announced. Even after the information is announced, you should wait at least two full trading days before buying or selling securities to allow the market to absorb the information.
This means the following with respect specifically to certain Company employee benefit plans:
    401(k) Plan. An officer or employee having material inside information regarding the Company may not initiate a transfer of funds out of the Company stock fund of the 401(k) plan.
    Other Company stock purchase plans. A director, officer or employee having material inside information regarding the Company may not sign up for, or increase/decrease participation in, any employee stock purchase plan or dividend reinvestment plan. However, ongoing purchases through those plans pursuant to a prior election are not prohibited.
    Stock Options. A director, officer or employee may exercise a stock option at any time, but any stock acquired upon such exercise may not be sold if the individual has material inside information regarding the Company (whether by means of a cashless exercise or otherwise). At

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any time, however, an individual may deliver Company stock already owned to pay the option exercise price and taxes.
B.    Additional rules applicable to all officers with the title of Senior Vice President or higher, all directors, and all persons in the Accounting Department and the Financial Department, all persons who work within the Executive Offices of the main office and such other employees as may be designated by the Chief Executive Officer as members of the Restricted Group (the “Restricted Group”).
1.    Blackout Periods
Quarterly blackout periods. No person in the Restricted Group may trade in Company securities during a blackout period that begins on the fifteenth day of the last month of each calendar quarter (i.e., on December 15, March 15, June 15 and September 15) and ends two trading days after the public release of the Company’s earnings for such quarter. The blackout period applies to (i) open market purchases or sales, (ii) a sale of securities following exercise of a stock option (including a sale by way of a cashless exercise), (iii) signing up for, or increasing/decreasing participation in, any employee stock purchase plan or dividend reinvestment plan, and (iv) initiating a transfer of funds into or out of the Company stock fund of the 401(k) plan or increasing an existing election to invest funds in the Company stock fund. However, ongoing purchases by any person through the 401(k) plan or other Company- sponsored plan pursuant to a prior election are permitted at any time, (i.e., they are not subject to the blackout period). The Company’s Chief Executive Officer, President, and Chief Financial Officer, in consultation with Company counsel, may permit transactions during the blackout period upon request where the person making the request is not in possession of material inside information.
Temporary blackout periods. The Company may also institute temporary blackout periods in the event of a material corporate development. Notice of temporary blackout periods will be distributed by means of a written or electronic communication specifying the duration of the blackout period and the persons subject to it.
Written Plan. The limitations of the blackout periods shall not apply to trading in Company securities pursuant to a “written plan for trading securities” provided that such plan meets the requirements of SEC Rule 10b5-1 and is approved in advance by the Company’s Board of Directors. See Section C.4.
2.    Selling short. No person in the Restricted Group may at any time sell short Company stock or otherwise sell any equity securities of the Company that they do not own. Generally, a short sale means any transaction whereby one may benefit from a decline in the Company’s stock price.
3.    Options. No person in the Restricted Group may at any time buy or sell options on Company securities (so called “puts” and “calls”) except in accordance with a program approved by the Company Board of Directors or a trade cleared by the Chief Executive Officer, President or Chief Financial Officer. This restriction does not apply to the exercise of employee or director stock options, which is treated under Section A above.

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4.    Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company securities and, as a result, the pledgor may be subject to liability under insider trading laws.
Therefore, you may not purchase Company securities on margin, or borrow against any account in which Company securities are held, or pledge Company securities as collateral for any loan.
An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan from a third party (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan from a third party must submit a request for approval to the Company’s Chief Executive Officer, President, or Chief Financial Officer at least two weeks prior to the execution of the documents evidencing the proposed pledge.
C.    Additional rules for Section 16 reporting persons.
1.    Pre-clearance and reporting: Any trade of Company securities by a director or executive officer, or a family member sharing the same household or a corporation or trust they control, must be pre-cleared with the Filing Coordinator identified in the Company’s Section 16 Compliance Program and must be reported promptly to the Filing Coordinator once made. If, upon requesting clearance, you are advised that Company stock may not be traded, you may not engage in any trade of any type under any circumstances, nor may you inform anyone of the restriction. You may reapply for pre-clearance at a later date when trading restrictions may no longer be applicable. It is critical that you obtain pre-clearance of any trading to prevent both inadvertent Section 16(b) or insider trading violations and to avoid even the appearance of an improper transaction (which could result, for example, when an officer engages in a trade while unaware of a pending major development).
2.    Options and other stock plans. The exercise of Company stock options and/or the sale of stock acquired upon an exercise, the transfer of funds out of the Company stock fund in the 401(k) plan, and other transactions in the Company’s stock plans are subject to special rules. The Filing Coordinator must be contacted before any such transaction is conducted.
3.    Pension Fund Blackouts. The Sarbanes-Oxley Act of 2002 also requires the Company to absolutely prohibit all purchases, sales or transfers of Company securities by directors and executive officers during a pension fund blackout period. A pension fund blackout period exists whenever 50% or more of the plan participants are unable to conduct transactions in their accounts for more than three consecutive days. These blackout periods typically occur when there is a change in the retirement plan’s trustee, record keeper or investment manager. Directors and executive officers will be contacted when these or other restricted trading periods are instituted.

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4.    Pre-Clearance Policy for Rule 10b5-1 Plans. Directors and executive officers may not implement a trading plan under SEC Rule 10b5-1 at any time without prior clearance. Directors and executive officers may only enter into a trading plan when they are not in possession of material inside information. In addition, Directors and executive officers may not enter into a trading plan during a quarterly blackout period or during a pension fund blackout period, if applicable. Once a trading plan is pre-cleared, trades made pursuant to the plan will not require additional pre-clearance, but only if the plan specifies the dates, prices and amounts of the contemplated trades or establishes a formula for determining dates, prices and amounts. Transactions made under a trading plan need to be promptly reported to the Filing Coordinator who will prepare the necessary SEC Form 4.
D.    Additional rules applicable to proposed acquisitions.
Whenever the Company is actively considering a particular company for acquisition or for another significant business relationship (such as a joint venture) or whenever another company is considering acquiring the Company, all Company employees involved in, or aware of, due diligence or other planning for or attention to the acquisition or business relationship are prohibited from trading in any securities of the Company and any securities of the other company.
Note: This policy applies to personal securities transactions by the directors, officers and employees identified above and also applies to:
(a)    transactions for accounts in which the Company director, officer or employee has an interest or an ability to influence transactions; and
(b)    transactions by the director’s, officer’s or employee’s spouse or any other member of their household unless (i) the household member’s investment decisions are made independently of the Company director, officer or employee and (ii) the household member has not received inside information about the issuer of the security. It must be understood, however, that the director, officer and employee and/or the household member will bear the burden of demonstrating that the household member has not received inside information. Furthermore, directors and executive officers are subject to special rules in this regard and any proposed transaction in Company securities by a corporation or trust they control or by a family member sharing the same household must be discussed in advance with the Chief Executive Officer, President, Chief Financial Officer, or Company legal counsel.
E.    Stock Repurchases by the Company.
The Board of Directors may delegate to the Chief Executive Officer or his designee(s) the authority and discretion to authorize the Company to purchase Company common stock pursuant to a Board- approved and currently effective stock repurchase program, including during a restricted trading period under this policy, provided that the Chief Executive Officer determines that the following conditions are met:
(a)    the Company is not in possession of non-public material information that prohibits such purchases;
(b)    market conditions for the repurchase are favorable;

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(c)    there are no material differences in the financial condition of the Company referenced in the last publicly reported balance sheet date that have not been publicly disclosed;
(d)    there are no material differences in the consolidated results of core operations of the Company for the current quarter and the average for the four most recent quarterly periods that have not been publicly disclosed;
(e)    it is anticipated that expected earnings for the current quarter will not be materially different from analysts’ publicly-announced estimates for the current quarter or guidance provided by the Company, if any;
(f)    the Company is not currently in the process of conducting a transaction or series of related transactions that have not been publicly disclosed and which, if consummated, would likely have a material impact on the financial condition or results of operations of the Company, nor is the Company actively considering any such transaction or series of transactions;
(g)    the stock repurchases are conducted in accordance with the currently effective stock repurchase program and are not being conducted for the purpose of manipulating the trading market for Company common stock; and
(h)    the Chief Executive Officer or his designee(e) has sought the advice of any advisors as he shall deem appropriate.
Confidentiality
Serious problems could develop for the Company by unauthorized disclosure of inside information about the Company, whether or not for the purpose of facilitating improper trading of the Company’s stock.
A.    Confidentiality of Non-public Information.
Directors, officers, and employees of the Company should not discuss internal matters or developments with anyone outside of the Company (including family members, securities analysts, individual investors, members of the investment community and news media), except as required in the performance of regular corporate duties. In addition, directors, officers, and employees of the Company with knowledge of material, non-public information should only disclose such information to other Company personnel on a “need-to-know” basis so that the group of individuals with knowledge of material, non-public information is kept as small as possible.
All inquiries about the Company made by the financial press, investment analysts or others in the financial community, or by shareholders must be handled in accordance with the Company’s Policy on
Fair Disclosure to Investors. If you have any doubt as to your responsibilities under this policy, you should seek clarification from the Corporate Secretary before acting.
B.    Prohibition Against Internet Disclosure
It is inappropriate for any unauthorized person to disclose Company information or to discuss the Company on the Internet, including in any forum or chat room where companies and their prospects are discussed. The posts in these forums are, in some cases, made by investors who are poorly informed, who have malicious intent, or who intend to benefit their own stock positions. In order to avoid the

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disclosure of material, inside information, no director, officer or employee may discuss the Company or Company-related information in an Internet forum or chat room, regardless of the situation.
4.    Policy Exceptions
Any instance of policy exception where this policy is not followed is considered a policy exception and should be reported to the CEO, President, or CFO, whether the exception is intentional or accidental.
5.    Responsibilities

Role	Description of Responsibilities
CEO	Designates members of restricted group, those subject to blackout
CEO, President, CFO	May approve transaction in blackout in consultation with legal counsel for individuals not in possession of material information. Approve collateral pledge of securities for a loan.
Board of Directors	Approve 10b5-1 plans in advance. Delegate authority to repurchase stock to the CEO or designee if CEO determines policy conditions are met.
6.    Definitions
What is “Inside” Information?
Inside information includes anything you become aware of because of your “special relationship” with the Company as a director, officer or employee and which has not been disclosed to the public (i.e., is non-public). The information may be about the Company, any of its subsidiaries, or other affiliates. It may also include information you learn about another company, for example, companies that are current or prospective customers or suppliers to the Company or those with which the Company may be in negotiations regarding a potential transaction.
What is Material Information?
Information is material if an investor would think that it is important in deciding whether to buy, sell or hold stock, or if it could affect the market price of the stock. Either good or bad information may be material. If you are unsure whether the information is material, assume it is material.
Examples of material information typically include, but are not limited to:
    financial or accounting problems;
    estimates of future earnings or losses;
    events that could result in restating financial information;
    a proposed acquisition, sale or merger;
    changes in key management personnel;
    beginning or settling a major lawsuit;

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    changes in dividend policies;
    declaring a stock split;
    a stock repurchase program; or
    a stock or bond offering.
What is Non-Public Information?
Non-public information is information that has not yet been made public by the Company. Information only becomes public when the Company makes an official announcement (in a publicly accessible conference call, a press release or in SEC filings, for example) and people have had an opportunity to see or hear it.
7.    Change Management

Version	Description of Changes	Approval Date
1.0	Original Creation of Document	07/22/2019
2.0	Convert to new policy template	07/11/2023
3.0	Detailed Policy Exception and Responsibilities sections	07/23/2024

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